Exhibit 99.1

Joel Achramowicz Director, Investor Relations Tel: 1 408.239.8630 Joel.Achramowicz@pmcs.com	Kim Mason Manager, Corporate Communications Tel: 1 604.415.6239 Kim.Mason@pmcs.com

PMC Increases Share Repurchase Authorization to ~$100 Million

SUNNYVALE, Calif, February 9, 2015  – PMC-Sierra, Inc. (PMC®) (Nasdaq: PMCS), the semiconductor and software solutions innovator transforming networks that connect, move and store big data, announced that its board of directors has authorized a new share repurchase program for up to $75 million of its common stock. This new program will increase the total remaining repurchase authorization to $102 million, including the $27 million that remains available for repurchases under the $275 million 2012 share repurchase authorization.

“This share repurchase program emphasizes the Board’s ongoing commitment to enhancing shareholder value, as well as our confidence in PMC’s long-term financial outlook and growth opportunities,” said Greg Lang, PMC president and chief executive officer.

Since PMC began its first share repurchase program in 2011, PMC has repurchased and retired 54.3 million shares at a total cost of $328 million.

In connection with the repurchase program, PMC may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934. Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination of such methods. PMC’s board of directors has not established an end date for the new $75 million repurchase program. PMC’s stock repurchase program does
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not obligate PMC to acquire any particular amount of its common stock, and the share repurchases may be suspended or discontinued at any time at PMC’s discretion.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties, including whether or the extent to which the Company will complete any share repurchases. The Company’s SEC filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, describe the risks associated with the Company’s business, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, changes in inventory, and other items such as tax rates, foreign exchange rates and volatility in global financial markets.

About PMC
PMC (Nasdaq:PMCS) is the semiconductor and software solutions innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the Company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com. Follow PMC on Facebook, Twitter, LinkedIn and RSS.
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© Copyright PMC-Sierra, Inc. 2015. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, PMCS is a trademark of PMC-Sierra, Inc. PMC disclaims any ownership rights in other product and company names mentioned herein. PMC is the corporate brand of PMC-Sierra, Inc.